Exhibit 99.1

Inland Income Trust Announces

Estimated Per Share Net Asset Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2023.

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The estimated per share NAV of the Company’s common stock is $19.171 as of December 31, 2023.
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The Board considered the effects of big box retailers in determining the estimated per share value as of December 31, 2023, with approximately 31 percent of Inland Income Trust’s annualized base rent for leases in-place as of December 31, 2023, being from non-grocery big box retailers. The Board believes that big box is a retail sector that continues to be negatively impacted more than other retail sectors due to shifting consumer preferences and Internet competition. While leasing activity and rents on big box spaces have been generally positive, costs to backfill spaces can be expensive, in addition to capital expenditures required to maintain the properties as they age. In light of the decrease in the value of the real estate assets primarily due to the effects of higher market interest rates and the challenges and uncertainties surrounding big box retailers, among other factors, the Board selected an estimated per share NAV of $19.17 that is below the mid-point of the range in the Valuation Report. (CBRE Cap). CBRE Cap conducted the valuation analysis in compliance with the IPA’s guidelines and provided a range for the Company’s estimated per share NAV of $18.57 to $20.95 per share.
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Other factors contributing to the Board’s determination of the NAV included:
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a decrease in the value of the total real estate assets due to higher terminal capitalization rates and higher discount rates applied to certain assets;
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a decrease in cash and other assets, net of other liabilities, as a result of a decrease in the value of interest rate swap derivatives due to a decrease in market interest rates; and
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a decrease in the fair market value of debt as a result of the decreased balance on the line-of-credit payable due to the pay down with cash available, partially offset by a decrease in the fair market value of debt due to a decrease in market interest rates and a decrease in the fair value as the maturity date approaches.

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The new purchase price for shares issued under the DRP is $19.17 per share and both ordinary repurchases and repurchases for death or qualifying disability will be at $15.34 (80% of $19.17).

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[1] This valuation represents the estimated per share NAV as a snapshot in time, which will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the Board, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board’s determination of the estimated per share NAV or the Board’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made to the public only by a prospectus that has been filed or registered with appropriate state and federal regulatory agencies or pursuant to an exemption from those registration requirements. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC.

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Important Information Regarding

Inland Real Estate Income Trust’s Annual Valuation

Inland Real Estate Income Trust (Inland Income Trust, the Company or the REIT) is pleased to provide important information about its recent valuation.

Q1: What is the new per share value for Inland Income Trust?

A: Inland Income Trust’s estimated net asset value per share for common stock as of December 31, 2023 is $19.17. Inland Income Trust’s first quarter account statements, to be mailed in April 2024, will reflect this new estimated NAV per share. This new estimated NAV may be reflected sooner on account statements generated by BD home offices, RIAs or other data aggregators.

Q2: How did Inland Income Trust estimate its per share value?

A: An unlevered discounted cash flow analysis was used to determine an estimated per share value. A discount rate and terminal cap rate were established for each real estate asset and used to create a valuation range. The Company engaged CBRE Capital Advisors, Inc. (CBRE Cap), an independent consultant, to provide an estimated per share net asset value range (the Valuation Range). Based on information provided by CBRE Cap and taking into consideration the valuation methodology and assumptions, Inland Income Trust’s Board determined the estimated net asset value to be approximately $693.3 million or $19.17 per share.

Q3: What factors impacted the per share estimated NAV?

A: Components that impacted the Board’s determination of the Company’s estimated NAV per share were: (i) a decrease in the value of the total real estate assets due to higher terminal capitalization rates and higher discount rates applied to certain assets; (ii) a decrease in cash and other assets, net of other liabilities, as a result of a decrease in the value of interest rate swap derivatives due to a decrease in market interest rates; and (iii) a decrease in the fair market value of debt as a result of the decreased balance on the line-of-credit payable due to the pay down with cash available, partially offset by a decrease in the fair market value of debt due to a decrease in market interest rates and a decrease in the fair value as the maturity date approaches.

Additionally, the Board considered the effects of big box retailers in determining the estimated per share value as of December 31, 2023, with approximately 31 percent of Inland Income Trust’s annualized base rent for leases in-place as of December 31, 2023, being from non-grocery big box retailers. The Board believes that big box is a retail sector that continues to be negatively impacted more than other retail sectors due to shifting consumer preferences and Internet competition. While leasing activity and rents on big box spaces have been generally positive, costs to backfill spaces can be expensive, in addition to capital expenditures required to maintain the properties as they age. In light of the decrease in the value of the real estate assets primarily due to the effects of higher market interest rates and the challenges and uncertainties surrounding big box retailers, among other factors, the Board selected an estimated per share NAV of $19.17 that is below the mid-point of the range in the Valuation Report.

CBRE Cap conducted the valuation analysis in compliance with the IPA’s guidelines and provided a range for the Company’s estimated per share NAV of $18.57 to $20.95 per share. As the mid-point of the range in the Valuation Report decreased relative to last year primarily

Inland Income Trust Valuation FAQs

March 2024

because of a decrease in the value of the real estate assets, the Board felt it was appropriate for the current year estimated per share NAV to decrease by a similar amount.

Q4: Why was CBRE Cap selected to perform the property appraisals and determine Inland Income Trust’s estimated per share NAV range?

A: CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Dallas, Texas and one of the world’s largest commercial real estate services and investment firms. CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap was chosen based on several factors, including its expertise in valuation services and its, as well as its affiliates’, breadth and depth of experience in real estate services. Neither CBRE Cap nor any of its affiliates is responsible for the Company’s board of directors’ determination of the estimated per share NAV.

Q5: What effect does the new NAV have on the Company’s distribution reinvestment plan (DRP) and the Share Repurchase Program (SRP)?

A: The new purchase price for shares issued under the DRP is $19.17 per share and both ordinary repurchases and repurchases for death or qualifying disability will be at $15.34 (80% of $19.17).

Q6: What is the current composition of the Inland Income Trust portfolio?

A: As of the Valuation Date, our primarily grocery-anchored portfolio (including shadow-anchors) was comprised of 52 shopping centers, totaling approximately 7.2 million square feet. Our well-located centers were occupied by 819 tenants.

Q7: Why was there a recent Inland Income Trust management change?

A: On January 13, 2024, Mitchell Sabshon, the President and CEO of Inland Investments announced that he decided to retire from his position and also resigned his positions at Inland Income Trust effective January 31, 2024.

Mitchell’s resignation was not the result of any disagreement with Inland Income Trust on any matter relating to operations, policies, or practices. The Company thanks Mitchell for his contributions over the years.

On January 19, 2024, Mr. Goodwin, director and chairman of the board of directors of the Company, passed away. Mr. Goodwin had served as director and chair of the Board since 2012 and will be terribly missed by the Company and the directors with whom he served.

On January 23, 2024, the Company’s board elected Robert D. Parks as a director to fill the vacancy resulting from the passing of Mr. Goodwin. Mr. Parks was also elected to serve as chairman of the board. Mr. Parks is a manager of The Inland Real Estate Companies, LLC and one of the original principals of The Inland Group, LLC.

Q8: Who has been appointed the new Inland Income Trust President and Chief Executive Officer?

A: On January 18, 2024, Board of the Company elected Mark E. Zalatoris to serve as the Company’s President and Chief Executive Officer effective February 1, 2024, and elected Mr. Zalatoris to fill the vacancy resulting from Mr. Sabshon’s resignation as a director also effective February 1, 2024.

Mr. Zalatoris is a highly regarded and accomplished commercial real estate investment and capital markets executive with extensive experience developing and implementing strategic growth and capital improvement plans to drive successful outcomes for investors. Currently, Mr. Zalatoris serves as the lead independent director of Parkway Bancorp, providing

Inland Income Trust Valuation FAQs

March 2024

oversight and guidance regarding bank operations as well as major transactions including capital structure, liquidity evaluation and growth planning.

Notably, Mr. Zalatoris was instrumental in the formation and successful listing on the New York Stock Exchange (NYSE) of Inland Real Estate Corporation (IRC). At IRC, as President and Chief Executive Officer, he executed on the strategic vision to grow the portfolio, which ultimately led to an all-cash sale.

At the Inland Real Estate Investment Corporation, Mr. Zalatoris served as Vice President of Asset Management and Due Diligence where he was responsible for securing financing for more than 300 limited partnerships and public funds, and he served as the lead fund manager for three public-registered mortgage funds.

Before his career at Inland, Zalatoris worked at VMS Realty Partners as an AVP for limited partnership syndications, where he was involved in more than 20 offerings representing $2 billion in real estate asset value. Prior to his career in real estate, he worked and practiced as a licensed CPA serving real estate accounts with Ernst & Young in Chicago.

Mr. Zalatoris earned his undergraduate degree from University of Illinois, Urbana-Champaign and his Master of Accounting Science degree from University of Illinois, Urbana-Champaign.

Q9: Where can I find out more about the Inland Income Trust Valuation?

A: Contact your financial advisor, contact Inland Investor Services at 866-My-Inland (866-694-6526) or visit our website at inland-investments.com/inland-income-trust for more information.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements,” which are not historical facts, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “can,” “would,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appear,” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions such as persistently high inflation and increasing interest rates, competition from internet retailers with our tenants for sales revenue, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Annual Report on Form 10-K as of December 31, 2022, filed on March 23, 2023 and subsequent Quarterly Reports on Form 10-Q. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this communication.

Inland Income Trust Valuation FAQs

March 2024